CUSIP Nos. 1846923#6, 1846927#2	13G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ClearBridge Energy MLP Fund Inc.

(Name of Issuer)

Mandatory Redeemable Preferred Stock

(Title of Class of Securities)

1846923#6 (Series B)

1846927#2 (Series F)

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ANNUITY AND LIFE COMPANY

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization IOWA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) IC

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ANNUITY & LIFE ASSURANCE COMPANY

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) IC

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE USA CORPORATION

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization IOWA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) HC

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE HOLDING LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) HC

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ASSET MANAGEMENT, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) IA

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) AAM GP LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) CO

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO LIFE ASSET LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) CO

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO CAPITAL MANAGEMENT, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO CAPITAL MANAGEMENT GP, LLC

2.	CHECK THE APPROPRIATE BOX IF A GROUP
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO MANAGEMENT HOLDINGS, L.P.

2.	CHECK THE APPROPRIATE BOX IF A GROUP
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP Nos. 1846923#6, 1846927#2		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO MANAGEMENT HOLDINGS GP, LLC

2.	CHECK THE APPROPRIATE BOX IF A GROUP
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 70

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 70

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 70

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP Nos. 1846923#6, 1846927#2		13G

Item 1	(a)	Name of Issuer ClearBridge Energy MLP Fund Inc.
	(b)	Address of Issuer’s Principal Executive Offices 620 Eighth Avenue, New York, New York 10018

Item 2	(a)

Name of Person Filing
This Amendment No. 1 to Schedule 13G is being filed by: (i) Athene Annuity and Life Company (“AAIA”); (ii) Athene Annuity & Life Assurance Company (“Athene Annuity”); (iii) Athene USA Corporation (“AUSA”); (iv) Athene Holding Ltd. (“Athene Holding”); (v) Athene Asset Management, L.P. (“AAM”); (vi) AAM GP Ltd. (“AAM GP”); (vii) Apollo Life Asset Ltd. (“Apollo Life”); (viii) Apollo Capital Management, L.P. (“Capital Management”); (ix) Apollo Capital Management GP, LLC (“Capital Management GP”); (x) Apollo Management Holdings, L.P. (“Management Holdings”); and (xi) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  AAIA, Athene Annuity, AUSA, Athene Holding, AAM, AAM GP, Apollo Life, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

AAIA holds 40 shares of the Series B Mandatory Redeemable Preferred Stock (“Series B Preferred Stock”) and 30 shares of the Series F Mandatory Redeemable Preferred Stock (“Series F Preferred Stock”) of the Issuer.  Athene Annuity is the sole shareholder of AAIA.  AUSA is the sole shareholder of Athene Annuity, and Athene Holding is the sole shareholder of AUSA.  AAM serves as the investment manager for AAIA pursuant to an investment management agreement.  AAM GP is the general partner of AAM.  Apollo Life is the sole shareholder of AAM GP, and Capital Management is the sole shareholder of Apollo Life.  Capital Management GP is the general partner of Capital Management.  Management Holdings is the sole member and manager of Capital Management GP, and Management Holdings GP is the general partner of Management Holdings.

Each of the Reporting Persons disclaims beneficial ownership of all shares of the Series B Preferred Stock and Series F Preferred Stock included in this report other than the shares of Series B Preferred Stock and Series F Preferred Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)

Address of Principal Business Office or, if none, Residence
The address of AAIA, Athene Annuity and AUSA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.  The address of Athene Holding is 96 Pitts Bay Road, Pembroke, Bermuda HM08.  The address of AAM, AAM GP and Apollo

CUSIP Nos. 1846923#6, 1846927#2		13G

Life is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman, KY1-9005 Cayman Islands.  The address of Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 West 57th St., 43rd Floor, New York, New York 10019.

	(c)	Citizenship:
		Athene Annuity and Life Company:	Iowa
		Athene Annuity & Life Assurance Company:	Delaware
		Athene USA Corporation:	Iowa
		Athene Holding Ltd.:	Bermuda
		Athene Asset Management, L.P.:	Cayman Islands
		AAM GP Ltd.:	Cayman Islands
		Apollo Life Asset Ltd.:	Cayman Islands
		Apollo Capital Management, L.P.:	Delaware
		Apollo Capital Management GP, LLC:	Delaware
		Apollo Management Holdings, L.P.:	Delaware
		Apollo Management Holdings GP, LLC:	Delaware
	(d)	Title of Class of Securities: Series B Mandatory Redeemable Preferred Stock, par value $0.001 Series F Mandatory Redeemable Preferred Stock, par value $0.001
	(e)	CUSIP Number: 1846923#6 (Series B) 1846927#2 (Series F)

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☒	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☒	A parent holding company or control person in accordance with § 13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP Nos. 1846923#6, 1846927#2	13G

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3);
(j)	☐	Group, in accordance with § 240.13d–1(b)(1)(ii)(J).

Item 4.	Ownership.

(a)	Amount beneficially owned:
	Athene Annuity and Life Company:	70
	Athene Annuity & Life Assurance Company:	70
	Athene USA Corporation:	70
	Athene Holding Ltd.:	70
	Athene Asset Management, L.P.:	70
	AAM GP Ltd.:	70
	Apollo Life Asset Ltd.:	70
	Apollo Capital Management, L.P.:	70
	Apollo Capital Management GP, LLC:	70
	Apollo Management Holdings, L.P.:	70
	Apollo Management Holdings GP, LLC:	70

(b)	Percent of class:
	Athene Annuity and Life Company:	3.5%
	Athene Annuity & Life Assurance Company:	3.5%
	Athene USA Corporation:	3.5%
	Athene Holding Ltd.:	3.5%
	Athene Asset Management, L.P.:	3.5%
	AAM GP Ltd.:	3.5%
	Apollo Life Asset Ltd.:	3.5%
	Apollo Capital Management, L.P.:	3.5%
	Apollo Capital Management GP, LLC:	3.5%
	Apollo Management Holdings, L.P.:	3.5%
	Apollo Management Holdings GP, LLC:	3.5%

Calculation of percentage of beneficial ownership is based on an aggregate of 2,000 outstanding shares of the Issuer’s Series A, Series B, Series C, Series D, Series E, Series F and Series G Mandatory Redeemable Preferred Stock as of November 30, 2015, as reported by the Issuer on its Form N-CSR Certified Shareholder Report filed with the Securities and Exchange Commission on February 1, 2016.

CUSIP Nos. 1846923#6, 1846927#2		13G

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: None of the Reporting Persons has the sole power to vote or direct the vote for any of the shares of the Series B Preferred Stock or Series F Preferred Stock.
	(ii)	Shared power to vote or to direct the vote:
		Athene Annuity and Life Company:	70
		Athene Annuity & Life Assurance Company:	70
		Athene USA Corporation:	70
		Athene Holding Ltd.:	70
		Athene Asset Management, L.P.:	70
		AAM GP Ltd.:	70
		Apollo Life Asset Ltd.:	70
		Apollo Capital Management, L.P.:	70
		Apollo Capital Management GP, LLC:	70
		Apollo Management Holdings, L.P.:	70
		Apollo Management Holdings GP, LLC:	70

	(iii)

Sole power to dispose or to direct the disposition of:

None of the Reporting Persons has the sole power to dispose or to direct the disposition of any of the shares of the Series B Preferred Stock or Series F Preferred Stock.

	(iv)	Shared power to dispose or to direct the disposition of:
		Athene Annuity and Life Company:	70
		Athene Annuity & Life Assurance Company:	70
		Athene USA Corporation:	70
		Athene Holding Ltd.:	70
		Athene Asset Management, L.P.:	70
		AAM GP Ltd.:	70
		Apollo Life Asset Ltd.:	70
		Apollo Capital Management, L.P.:	70
		Apollo Capital Management GP, LLC:	70
		Apollo Management Holdings, L.P.:	70
		Apollo Management Holdings GP, LLC:	70

Item 5		Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

CUSIP Nos. 1846923#6, 1846927#2	13G

Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable

Item 8	Identification and Classification of Members of the Group
Not Applicable

Item 9	Notice of Dissolution of Group
Not Applicable

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP Nos. 1846923#6, 1846927#2	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

Athene Annuity AND Life Company

By:	/s/ John Golden
Name:	John Golden
Title:	Executive Vice President, Legal

Athene Annuity & Life Assurance Company

By:	/s/ John Golden
Name:	John Golden
Title:	Executive Vice President, Legal

Athene USA Corporation

By:	/s/ John Golden
Name:	John Golden
Title:	Executive Vice President, Legal

Athene Holding Ltd.

By:	/s/ Tab Shanafelt
Name:	Tab Shanafelt
Title:	Senior Vice President, Legal and Secretary

Athene Asset Management, L.P.

By:	AAM GP Ltd.
its general partner

	By:	/s/ James M. Hassett
	Name:	James M. Hassett
	Title:	Executive Vice President, Credit

CUSIP Nos. 1846923#6, 1846927#2	13G

AAM GP LTD.

By:	/s/ James M. Hassett
Name:	James M. Hassett
Title:	Executive Vice President, Credit

Apollo Life Asset Ltd.

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

Apollo CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Cindy Michel
	Name:	Cindy Michel
	Title:	Vice President

CUSIP Nos. 1846923#6, 1846927#2	13G

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President